Exhibit 2.1(c)

DATED 20th FEBRUARY 2009

Integral Systems, Inc.	(1)

and

QinetiQ Limited	(2)

SELLER’S LIMITATIONS AGREEMENT

THIS AGREEMENT is made on 20th February, 2009 BETWEEN:

(1)	Integral Systems, Inc. incorporated in the State of Maryland having its principal place of business at 5000 Philadelphia Way, Lanham, Maryland 20706-4417, USA (the “Buyer”); and

(2)	QinetiQ Limited registered in England & Wales number 03796233 having its registered office at 85 Buckingham Gate, London, SW1E 6PD (the “Seller”).

This Agreement is being entered into in consideration of the execution of the Asset Sale Agreement and the IP Assignment.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Asset Sale Agreement” means the Asset Sale Agreement entered into between the Buyer and the Seller as of the date hereof;

“Claim” means any claim of Buyer against the Seller in respect of the Asset Sale Agreement or the IP Assignment, including any claim of Buyer in respect of any indemnification obligation of the Seller under the Asset Sale Agreement or the IP Assignment;

“IP Assignment” means the Assignment and Sale of Intellectual Property Rights and Transfer of Commercial Records entered into between the Buyer and the Seller as of the date hereof; and

1.2	In this Agreement the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible.

1.3	The headings in this Agreement shall be ignored in interpreting this Agreement.

1.4	The provisions of this Agreement shall apply to all Claims by the Buyer for damages or compensation in respect of any Claim save in the case of fraud or dishonesty by the Seller or Claims in respect of Excluded Liabilities. For the avoidance of doubt the Seller shall remain responsible for the Excluded Liabilities (as defined in the Asset Sale Agreement) which shall be in addition to the limit in clause 2.1.

2	Financial Limitations

2.1	The maximum aggregate liability (excluding interest and costs) of the Seller in respect of all Claims shall not exceed $9,950,000 USD plus all costs and expenses reasonably incurred by the Buyer in respect of all Claims.

2.2	The Seller shall not be liable for a Claim unless:

(a)	that Claim exceeds $5,000 USD in amount or that Claim when aggregated with a series of Claims relating to the same subject matter exceeds $5,000 USD; and

(b)	the aggregate amount of all Claims (other than as regards the Stock Price or the existence of Stock both as defined in the Asset Sale Agreement) exceeds $50,000 USD, in such event the Seller shall be liable for the whole amount and not only the excess.

3	Time Limitation

3.1	No Claim shall be made by the Buyer against the Seller in respect of any event, fact, matter, occurrence, omission, unless written notice of the Claim is given to the Seller (i) in the case of any Claim in respect of the Asset Sale Agreement, within 18 months from the Completion Date, provided, that, a Claim based on breach of any of the Warranties set forth in clause 1, clause 2.1, clause 2.2 and clause 18 of Schedule 1 to the Asset Sale Agreement shall survive indefinitely and (ii) in the case of any Claim in respect of the IP Assignment, within 18 months from the Completion Date.

3.2	The Seller shall not have any liability in respect of a Claim unless such Claim is made prior to the expiration of the applicable period set forth in clause 3.1 in which case such Claim shall survive until finally resolved. Notwithstanding the foregoing such a notified Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn 9 months after the date it was made unless (i) Seller shall have admitted its liability for such Claim in writing or (ii) court proceedings in respect of the Claim shall have been commenced.

4	Recovery from Third Parties

4.1	If a sum is paid by the Seller in respect of a Claim and the Buyer subsequently receives or recovers from a third party a sum which relates to that Claim which:

(a)	was not taken into account in calculating the Seller’s liability in respect of that Claim; and

(b)	which would have reduced the Seller’s liability in respect of that Claim had it been taken into account,

the Buyer shall pay to the Seller an amount equal to the amount by which the Seller’s liability would have been reduced (less all costs and expenses incurred by the Buyer in recovering the same).

5	Mitigation

5.1	Nothing in this Agreement shall restrict or limit any applicable general obligation at law of the Buyer to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to a Claim.

6	Payment of claims to be reduction in consideration

6.1	Any payment made by the Seller in respect of any Claim will be deemed to be a reduction in the purchase price payable under the relevant agreement.

SIGNED by

for and on behalf of
INTEGRAL SYSTEMS, INC.	/s/ John B. Higginbotham
Signature
SIGNED by

for and on behalf of
QINETIQ LIMITED	/s/ Richard J. Franklin
Signature
In the presence of:

Signature of witness:	/s/ Richard Cambridge
Name (in BLOCK CAPITALS):	RICHARD CAMBRIDGE
Address:	QinetiQ Ltd., UK